Exhibit (h)(12)(i)

AMENDMENT TO PARTICIPATION AGREEMENT
Regarding

RULE 498A
And
FUND DISCLOSURE DOCUMENTS

Protective Life Insurance Company (the “Company”), a Tennessee life insurance company, Schwab Annuity Portfolios (the “Fund”), a Massachusetts business trust, and Charles Schwab & Co., Inc. (the “Distributor”), a California corporation, entered into a certain participation agreement dated November 9, 2020 (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of March 22, 2022, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund and the Distributor (collectively, the “Parties”).
RECITALS
WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rule 498A unless the Fund prepares and provides the Fund Documents that are specified in the Rule;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Distributor hereby agree to supplement and amend the Participation Agreement as follows:

above to the Company (or its designee) on a timely basis to facilitate the required website posting and provide updated versions as necessary, to facilitate a continuous offering of the Portfolio Company’s securities and the Contracts. The Fund and the Distributor shall provide the Shareholder Reports specified in 1(a)(iv) above within 60 days after the close of each of the Portfolio’s reporting periods (in accordance with Rule 30e-1 under the 1940 Act).

  Use of Summary Prospectuses.
  The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.
  The Fund and Distributor shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

  Provision of Fund Documents for Paper Delivery. The Fund and the Distributor shall:
    At their expense as specified in Schedule C of the Participation Agreement, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly, but in no event more than 30 business days after the request from the Company is received by either the Fund or the Distributor.

    Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer, or an electronic copy in print ready PDF format), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Fund as specified in Schedule C of the Participation Agreement.

    The Fund and/or the Distributor shall reimburse the Company for the costs of mailing the Fund Documents to Contract Owners to the extent specified in Schedule C of the Participation Agreement. This reimbursement is in addition to, and not part of or in lieu of, the Website Hosting Fee specified above.

  Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Fund shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), but in no event later than 75 calendar days after the close of each Portfolio’s fiscal year:

  the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6); and

  the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N- 1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4 and (ii) Instruction 4 to Item 17 of Form N-4, and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6)), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and
  the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6)).
  Construction of this Amendment; Participation Agreement.
    This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of that Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

    To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment. This Amendment is in addition to, and not instead of and does not replace, any other Amendments to the Participation Agreement.

  Termination. This Amendment shall terminate upon the earlier of:
    termination of the Participation Agreement; or

    60 days written notice from any Party to the other Parties.

  Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

  Joint and Several Liability. The responsibilities, obligations, duties and liabilities of the Fund and Distributor under this Amendment shall be joint and several.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

PROTECTIVE LIFE INSURANCE COMPANY, on behalf of itself and each Separate Account

By: /s/ Steve Cramer
Print Name: Steve Cramer
Title: Chief Product Officer – Retirement Division

The Fund:
SCHWAB ANNUITY PORTFOLIOS:

By: /s/ Mark Fischer
Print Name: Mark Fischer
Title: CFO

The Underwriter:
CHARLES SCHWAB & CO., INC.:

By: /s/ John Sturiale
Print Name: John Sturiale
Title: Senior Vice President